Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Synthesis Energy Systems, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 333-147490 and 333-148544) of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) of our report dated September 12, 2008, with respect to the consolidated statements of operations, equity, and cash flows of Synthesis Energy Systems, Inc. and subsidiaries for the year ended June 30, 2008 and for the period from November 4, 2003 (inception) to June 30, 2008, which report appears in the June 30, 2010 annual report on Form 10-K of Synthesis Energy Systems, Inc.
/s/ KPMG LLP
Houston, Texas
September 23, 2010